NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 20, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 06, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Brookfield Global Listed Infrastructure Income Fund Inc. and Brookfield Real Assets Income Fund Inc. became effective after the market close on March 6, 2020. Each Share of Common Stock, par value $0.001 per share of Brookfield Global Listed Infrastructure Income Fund Inc. was converted into 0.62488632 of a share of Brookfield Real Assets Income Fund Inc. Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 09, 2020.